SUB-ADVISORY AGREEMENT

AGREEMENT made as of November 15, 2019 by and between Bluerock Credit Fund Advisor, LLC, a Delaware limited liability corporation (the “Advisor”), and Silverpeak Credit Partners LP, a Delaware limited partnership (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Investment Advisory Agreement, dated as of November 15, 2019 (the “Advisory Agreement”), with Bluerock Institutional High Income Credit Fund, LLC a Delaware limited liability company and any successor (the “Fund”) which intends to be registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as a continuously offered, non-diversified, closed-end investment management company that will operate as an interval fund; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board”), to delegate any or all of the Advisor's responsibilities, rights or duties under the Advisory Agreement to one or more sub-advisers, subject to the terms of the Advisory Agreement and the requirements of the 1940 Act; and

WHEREAS, the Adviser wishes to retain the Sub-Advisor to furnish investment advisory services to the Fund and the Adviser, and the Sub-Advisor is willing to furnish such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to provide the services provided for herein with respect to some or all of the investment portfolio of the Fund as specified by the Adviser, subject to the terms of this Agreement and the supervision of the Advisor and the Board; and the Sub-Advisor hereby accepts such appointment.

2. Services and Duties of the Sub-Advisor.

(a) Investments. Subject to the supervision of the Board and the Advisor, the Sub-Advisor will provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the determination of the purchase, retention or sale of the securities, cash and other investments for the Fund. The Sub-Advisor will obtain and provide investment research and conduct a continuous program of evaluation, investment, sale and reinvestment of the Fund’s assets by determining: (i) the securities and other investments that shall be purchased, entered into, sold, closed and/or exchanged for the Fund; (ii) when these transactions should be executed; and (iii) what portion of the assets of the Fund should be held in various securities and other investments in which the Fund is permitted to invest, and the Sub-Advisor is hereby authorized to execute and perform such services on behalf of the Fund. The Sub-Advisor's authority hereunder shall include the power to buy, sell, and hold such securities and other instruments, to open accounts and execute trading agreements and any other reasonable and customary documents on behalf of the Fund (including any amendments, waivers, voting or corporate action notice) as the Sub-Advisor deems appropriate within the parameters of the Fund's investment objective, strategies, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (“SAI”) contained in the Fund's Registration Statement on Form N-2 as filed with the SEC under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act, as amended or supplemented from time to time (the “Registration Statement”), and the conditions of this Agreement.

The Sub-Advisor will provide the services under this Agreement in accordance with (i) the Fund’s Limited Liability Company Operating, the Agreement and Declaration of Trust and By-Laws of any successor (the “Governing Documents”), (ii) upon effectiveness, the Fund’s investment objective, policies and restrictions as stated in the Fund’s Registration Statement; the Fund Compliance Procedures (as defined below); and (iv) the instructions and directions received in writing from the Advisor or the Board. In addition, the Advisor will provide the Sub-Advisor with any other materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement. The Sub-Advisor’s services under this Agreement also will be provided in accordance with the investment plan established by the Advisor’s investment committee, as reviewed and amended from time to time.

Notwithstanding any other provision of the Agreement, it is understood and agreed that the Adviser shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Sub-Advisor.

(b) Compliance with Applicable Fund Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, act in conformity with: (i) the Fund's policies and procedures approved by the Board in accordance with Rule 38a-1 under the 1940 Act for compliance with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) and provided to the Sub-Advisor (the “Fund Compliance Procedures”) that are applicable to the services provided by the Sub-Advisor under this Agreement. The Advisor shall provide to the Sub-Advisor copies of any material revisions to the Fund Compliance Procedures within a reasonable time.

(c) Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall provide the Fund’s Chief Compliance Officer (the “Fund CCO”) with copies of the Sub-Advisor’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act (the “Sub-Advisor Compliance Procedures”). The Sub-Advisor shall cooperate with the Fund CCO so as to facilitate the performance by the Fund CCO of his or her responsibilities under Rule 38a-1 of the 1940 Act to review, evaluate and report to the Board on the operation and effectiveness of the Sub-Advisor Compliance Procedures. In connection therewith, the Sub-Advisor shall: (i) report to the Fund CCO any material compliance matter arising under the Sub-Advisor Compliance Procedures involving matters related to the Sub-Advisor’s provision of services hereunder within a reasonable time following the Sub-Advisor becoming aware of the matter; (ii) provide to the Fund CCO reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures as reasonably requested in writing; (iii) provide the Fund CCO with access to the Sub-Advisor CCO (as defined below), as reasonably requested by the Fund CCO; and (iv) report any material changes to the Sub-Advisor Compliance Procedures to the Fund CCO within a reasonable time.

(d) Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Fund.

(e) Books and Records. The Sub-Advisor shall maintain records required to be maintained and preserved pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act. The Sub-Advisor hereby agrees that all records that are prepared or maintained by the Sub-Advisor on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund upon the Fund’s or the Advisor’s request, in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Advisor may, at its own expense, make and retain a copy of such records. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(f) Information Concerning Fund Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Fund may request, the Sub-Advisor will furnish the Advisor reports on portfolio transactions and reports on the Fund's portfolio, all in such detail as the Advisor, its consultant(s) or the Fund may reasonably request. The Sub-Advisor also will provide the Advisor with information (including information that is required to be disclosed in the Registration Statement) with respect to the portfolio managers responsible for managing the Fund's assets, any changes in those portfolio managers, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Board to review the Sub-Advisor's management of the Fund's portfolio.

(g) Securities Laws. The Sub-Advisor will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for the Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, and any rule or regulation thereunder.

(h) Tax Code Requirements. The Sub-Advisor understands that the Fund is required to be managed so as to permit the Fund to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 (the “Code”), and will coordinate efforts with the Advisor with that objective.

(i) Proxies. The Sub-Advisor shall, unless otherwise directed by the Advisor or the Board, vote all proxies received in accordance with Sub-Advisor’s relevant procedures, as approved by the Board and the Advisor with respect to the Fund provided that the Advisor has been provided by the Sub-Advisor with a copy of the Sub-Advisor’s then-current procedures and has been provided with a reasonable period of time to review such procedures (the “Proxy Voting Procedures”). As provided in the Proxy Voting Procedures, the Sub-Advisor shall exercise its proxy voting responsibilities, including the management and administration of the proxy voting process and the preparation of the Fund’s requisite Form N-PX on an annual basis, in accordance therewith. The Sub-Advisor is authorized, and agrees, to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto, in such manner as the Sub-Advisor deems advisable and consistent with the Proxy Voting Procedures, unless the Fund or the Advisor otherwise specifically directs in writing.

(j) Valuation. The Sub-Advisor will assist the Fund, its service providers, and/or the Advisor in determining or confirming, consistent with the Fund Valuation Procedures adopted by the Board and as summarized in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Fund, its service providers, and/or the Advisor seeks assistance from, or identifies for review by, the Sub-Advisor and otherwise perform such duties as sub-adviser for the Fund as are specifically described in such Fund Compliance Procedures. The parties acknowledge that the Sub-Advisor is not a custodian of the Fund’s assets and will not take possession or custody of such assets, nor will the Sub-Advisor have any responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Fund's assets.

(k) Reports. The Sub-Advisor will assist the Fund’s administrator in its preparation of any reports required by applicable rules and regulations, such as Form N-CSR, Form N-CEN and Form N-PORT, to be filed by the Fund as well as any discussion of the Fund’s performance provided to the Fund's investors required by applicable law, by providing information and reviewing such reports prior to filing. The Sub-Advisor will also provide periodic commentaries regarding the performance of the Fund as reasonably requested by the Advisor, which shall be subject to review and approval by the Advisor. The Sub-Advisor also will provide to the Fund any certifications relating to the content of any such report, discussion or commentary as required by relevant Fund Compliance Procedures, including certifications to be relied on by the Fund's officers certifying the Fund's periodic reports on Form N-CSR, or as is otherwise reasonably requested by the Fund or required by applicable federal securities laws.

(l) Meetings. The Sub-Advisor and the Advisor will hold meetings twice per month, or as otherwise reasonably requested by the Advisor, to discuss, among other things: (i) the Fund's investment portfolio and its performance; (ii) risk management; and (iii) capital raising and other Fund inflows and outflows. In connection with such meetings, the Sub-Advisor shall prepare such reports as may reasonably be requested by the Advisor.

(m) Records. The Sub-Advisor will make available to the Fund and the Advisor, promptly upon request, any of the investment records and ledgers for the Fund maintained by the Sub-Advisor (which shall not include the records and ledgers maintained by the Fund’s custodian (the “Custodian”), portfolio accounting agent or other service providers for the Fund) as are necessary to assist the Fund and the Advisor in complying with requirements of the 1940 Act and the Advisers Act, and the rules under each, as well as other applicable securities laws. Subject to any limitations under applicable law or this Agreement, the Sub-Advisor will furnish to regulatory authorities, having the requisite authority over the Fund, any information or reports in connection with the Sub-Advisor’s services to the Fund and the Advisor that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(n) Board Materials. The Sub-Advisor will provide periodic reports to the Board (for consideration at meetings of the Board) on the investment program for the Fund and the investments in the Fund in a format agreed to in advance by the Advisor and Sub-Advisor and such other special reports as the Board or Advisor may reasonably request, provided the format of such special reports is agreed to in advance by the Advisor and Sub-Advisor.

(o) Insurance. The Sub-Advisor will maintain insurance for its directors and officers and errors and omissions in an adequate amount based on the Sub-Advisor’s assets under management and the scope of its business.

3. Broker-Dealer Selection and Portfolio Transaction Information. The Sub-Advisor is authorized to place all orders for the purchase or sale of the Fund’s portfolio securities and other instruments either directly with the issuer or with brokers or dealers selected by the Sub-Advisor. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the 1940 Act) of the Fund, the Advisor or the Sub-Advisor, provided that the Sub-Advisor may only place orders on behalf of the Fund with such affiliated persons in accordance with procedures adopted by the Board pursuant to Rule 17e-1, as provided by the Adviser to the Sub-Advisor from time to time, or as otherwise permitted under Section 17(e) of the 1940 Act. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Fund, and Sub-Advisor shall provide any information requested by the Board for purpose of such review. In no instance may portfolio securities be purchased from or sold to the Sub-Advisor, the Advisor, the Fund's principal underwriter or any affiliated person thereof, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the 1940 Act and any exemptive order then currently in effect. In accordance with Rule 17a-10 under the 1940 Act, the Sub-Advisor is prohibited from consulting with the following entities concerning transactions for the Fund in securities or other assets: (i) to the extent applicable, other sub-advisers to the Fund; and (ii) other sub-advisers to a fund or portfolio under common control with the Fund.

The Advisor will periodically provide the Sub-Advisor with a list of the affiliated persons of the Advisor, the Fund and the Fund's principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (i) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies, (ii) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund and (iii) any other sub-advisers to the Fund or to a fund or portfolio under common control with the Fund. The Sub-Advisor will provide Advisor with a list of the affiliated persons of the Sub-Advisor, consistent with this paragraph, and will further advise Advisor of any affiliations of which it becomes aware.

The Sub-Advisor is authorized as the agent of the Fund to give instructions to the Custodian as to deliveries of securities and other instruments and payments of cash for the account of the Fund. The Sub-Advisor, consistent with investment considerations, is to seek the most favorable price and best execution for the Fund, taking into account a number of factors including, but not limited to, the nature of the security or instrument being traded; the size and type of the transaction; the nature and character of the market for the security; the desired timing of the trade; the activity existing and expected in the market for the particular security or instrument; confidentiality, including trade anonymity; the quality of execution; clearance and settlement services; financial stability of the broker-dealer, and the broker-dealer's executing capabilities, including block positioning, and ability to obtain best price and execution. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Advisor in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and interpretations of the SEC thereunder, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Advisor or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Advisor's or its affiliate's overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion. To the extent consistent with these standards and the applicable Fund Compliance Procedures, the Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to the (i) Sub-Advisor if it is registered as a broker-dealer with the SEC, (ii) its affiliated broker-dealer, or (iii) such brokers and dealers who also provide research, statistical material or other services to the Fund, the Sub-Advisor or an affiliate of the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine consistent with the above standards and the Sub-Advisor will report on said allocation regularly to the Board, indicating the broker-dealers to which such allocations have been made and the basis therefor. The Sub-Advisor may, on occasions when it deems the purchase or sale of a security or instrument to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities or instruments to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities or instrument so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients. The Sub-Advisor will report on brokerage allocation to the Board or the Adviser periodically indicating the broker-dealers to which such allocations have been made and the basis therefore.

The Sub-Advisor will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets and other documents and information, including, but not limited to, Cusip, Cedel or other numbers that identify securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust and Clearing Corporation, the Sub-Advisor will arrange for the automatic transmission of the confirmation of such trades to the Custodian and portfolio accounting agent.

4. Disclosure about the Sub-Advisor. The Sub-Advisor has received and reviewed the Registration Statement relating to the initial offering of Fund shares that contains disclosure about the Sub-Advisor, and represents and warrants that, with respect to the disclosure about the Sub-Advisor and its investment process or personnel, such Registration Statement, as of the date hereof, contains no untrue statement of any material fact or omits to state a material fact that would be necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, the Fund as may be required to be contained in the Registration Statement, or otherwise as reasonably requested by the Advisor. The Sub-Advisor further agrees to promptly notify the Advisor and the Fund of any material fact known to the Sub-Advisor relating to the Sub-Advisor that is not contained in the Registration Statement or if any statement contained therein that becomes untrue in any material respect.

5. Duties of the Advisor. The Advisor undertakes to provide the Sub-Advisor with reasonable advance written notice of any action taken by the Advisor or the Board that is likely to have any impact on the Sub-Advisor or its ability to provide services under this Agreement including, without limitation, any change to: (i) the Fund’s investment objective, strategies, policies and restrictions; (ii) the Governing Documents; (iii) the Fund Compliance Procedures; or (iv) the Registration Statement. In particular, the Advisor shall promptly provide the Sub-Advisor with copies of the Registration Statement, and any amendment thereto, promptly following its filing with the SEC as well as any sticker supplements to the Fund’s Prospectus or SAI filed pursuant to Rule 497 under the 1933 Act.

The Sub-Advisor shall not be bound by any modification, supplement or update of any such documents, agreements or procedures of the Fund unless and until it has been given notice thereof in accordance with this Agreement. The Advisor agrees that, provided it is within its ability, it will allow for a reasonable implementation period for any such action and the Sub-Advisor agrees it will make a reasonable effort to implement any such action within such implementation period. The Advisor also agrees that it will provide the Sub-Advisor with a copy of such modification, supplement or update within a reasonable time after providing notice of any such modification, supplement or update.

6. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor.

7. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory, consulting and other services to other investment companies, to act as investment adviser, consultant or counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Fund.

8. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it and its personnel in connection with its activities under this Agreement. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement; provided however, Sub-Advisor may not sub-contract or assign its duties under this Agreement to third-parties. Notwithstanding the foregoing, the Fund shall be responsible for all the expenses of the Fund's operations, including, but not limited to those expenses it agreed to bear under the Advisory Agreement. The Fund or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor in connection with services provided by the Sub-Advisor outside of the scope of this Agreement, specifically at the request of and on behalf of the Fund or the Advisor. In such instances, the Sub-Advisor shall keep and supply to the Fund and the Advisor reasonable records of all such expenses.

9. Compliance.

(a) As required by Rule 206(4)-7 under the Advisers Act, the Sub-Advisor has adopted the Sub-Advisor Compliance Procedures, which are reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. The Sub-Advisor has designated a chief compliance officer (the “Sub-Advisor CCO”) responsible for administering the Sub-Advisor Procedures. In addition to the Sub-Advisor's obligations in Section 2(c) of this Agreement, the Sub-Advisor will complete and deliver to the Fund CCO a written compliance checklist in a mutually agreed form provided by the Fund CCO for each quarter by the 12th business day of the following quarter. The Sub-Advisor also agrees to implement other or additional compliance techniques as the Advisor or the Board may reasonably request, including written compliance procedures, provided that doing so would not cause the Sub-Advisor, in its determination, to incur additional significant fees or expenses or otherwise conflict with the Sub-Advisor’s Compliance Procedures.

(b) The Sub-Advisor agrees that, if legally permitted, it shall promptly notify (orally or by email), the Advisor and the Fund if the SEC has: (i) commenced an examination of the Sub-Advisor or related affiliates; (ii) censured the Sub-Advisor or related affiliates; (iii) placed limitations upon its activities, functions or operations; (iv) suspended or revoked its registration as an investment adviser; (v) commenced proceedings or an investigation (formally or informally) that may result in any of these actions; or (vi) corresponded with the Sub-Advisor including sending a deficiency letter or raising issues about the business, operations or practices of the Sub-Advisor, which may have a material impact on the Sub-Advisor’s ability to manage the Fund's assets. The Sub-Advisor further agrees to promptly notify the Advisor and the Fund upon detection of any material breach of any of the Fund Compliance Procedures or material violation of any applicable law or regulation, including the 1940 Act and Subchapter M of the Code, relating to the Fund, or upon detection of any violation of the Sub-Advisor Compliance Procedures that relate to the Fund or the Sub-Advisor’s activities as an investment sub-adviser generally.

(c) The Advisor agrees that, if legally permitted, it shall promptly notify (orally or by email) the Sub-Advisor if the SEC has: (i) commenced an examination of the Advisor or its affiliates or the Fund; (ii) censured the Advisor or the Fund; (iii) placed limitations upon either of their activities, functions or operations; (iv) suspended or revoked the Advisor’s registration as an investment adviser; (v) commenced proceedings or an investigation (formally or informally) that may result in any of these actions; or (vi) corresponded with the Advisor or the Fund including sending a deficiency letter or raising issues about the business, operations or practices of the Advisor or the Fund, which may have a material impact on the Advisor’s ability to manage the Fund or the ability of the Fund to continue to operate under the 1940 Act. The Advisor further agrees to promptly notify the Sub-Advisor upon the Advisor’s having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code or upon detection of any material regulatory matter involving the Fund’s investments or investment practices.

(d) The Sub-Advisor will provide the Advisor with such reports, presentations, certifications and other information as the Advisor may reasonably request from time to time concerning the business and operations of the Sub-Advisor in performing services hereunder or generally concerning the Sub-Advisor’s investment advisory services, the Sub-Advisor’s compliance with applicable federal, state and local law and regulations, and other matters that are likely to have a material impact on the Sub-Advisor’s duties hereunder.

10. Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Fund. Subject to the foregoing, each party shall treat as confidential all information pertaining to the Sub-Advisor, the Advisor or the Fund or its shareholders (as applicable), their actions with respect to the Fund, and the business, operations and clients of the Advisor and the Sub-Advisor, except that the aforesaid information need not be treated as confidential if: (i) required to be disclosed under applicable law; (ii) generally available to the public through means other than by disclosure by the parties; or (iii) available from a source other than the Advisor, Sub-Advisor or the Fund provided that such source is not and was not bound from disclosing such information by a legal, fiduciary or contractual obligation to the other party. The Sub-Advisor acknowledges that the Advisor will have continuous access to the Fund’s holdings and information relating to Fund management that is in the possession of the Custodian.

Neither the Advisor nor Sub-Advisor shall disclose or disseminate non-public information regarding the Fund, including a list of portfolio securities identified as being held by the Fund, which it receives or has access to in the course of performing its duties under this Agreement except as may be permitted by relevant Fund Procedures. Neither party shall use its knowledge of non-public information regarding the Fund as a basis to place or recommend any securities transactions for its own benefit, or the benefit of one or more of its clients, to the detriment of the Fund. To the extent that either party has delegated any duties or services to an affiliate or a third-party, it shall ensure that any such affiliated or third-party abides by the confidentiality provision of this Section 10. Each party shall ensure that any such affiliate or third-party shall enter into a written confidentiality agreement providing for the non-disclosure of such non-public information. Notice of such agreement shall be provided to the Fund.

11. Compensation. In consideration for the Sub-Advisor's provision of services hereunder, the Advisor shall pay the Sub-Advisor one half (1/2) of the net investment advisory fees paid by the Fund to the Advisor pursuant to Section 4 of the Advisory Agreement (collectively, “Advisory Fees”), payable no later than ten (10) days after receipt of such amounts by the Advisor from the Fund. For purposes of this Section 11, the “net investment advisory fees” shall mean an amount equal to the Advisory Fees less amounts paid to the Advisor and/or Sub-Advisor as reimbursement for payments of certain Fund expenses and other Fund-related costs, as may be allocated and agreed upon by Advisor and Sub-Advisor from time to time, and as permitted by applicable law.

If this Agreement is terminated prior to the end of any month (with respect to the base management fee) or calendar quarter (with respect to any incentive fee), the amounts payable by the Advisor to Sub-Advisor shall be prorated for the portion of any month or quarter, as applicable, in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month or quarter, as applicable, and shall be payable within ten (10) days after the date of termination.

12. Representations and Warranties of the Sub-Advisor. In addition to any other representations and warranties set forth herein, the Sub-Advisor represents and warrants to the Advisor and the Fund as follows:

(a) The Sub-Advisor is a duly registered investment adviser under the Advisors Act and will maintain such registration so long as this Agreement remains in effect;

(b) The Sub-Advisor is a limited partnership, duly organized and validly existing under the laws of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its board of directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

(d) The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC. Upon written request, the Sub-Advisor will promptly provide the Advisor and the Fund with a complete copy of all subsequent amendments and updates to its Form ADV; and

(e) To the extent legally permissible, the Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.

13. Representations and Warranties of the Advisor. In addition to any other representations and warranties set forth herein, the Advisor represents and warrants to the Sub-Advisor and the Fund as follows:

(a) The Advisor is registered as an investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect;

(b) The Advisor is a limited liability corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its managing member, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d) The Advisor acknowledges that it has received a copy of the Sub-Advisor’s Form ADV prior to entering into this Agreement;

(e) The Advisor and the Fund have duly entered into the Advisory Agreement, a true, correct and complete copy of which has been provided by the Advisor to the Sub-Advisor, pursuant to which the Fund authorized the Advisor to enter into this Agreement; and

(f) To the extent legally permissible, the Advisor will promptly notify the Sub-Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.

14. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 12 and 13 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

15. Liability and Indemnification.

(a) Liability. The services and duties of the Sub-Advisor shall be confined to those expressly set forth herein. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Advisor agree that the Sub-Advisor, its affiliates and its controlling persons, shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor, its affiliates or its controlling persons, be liable for any loss arising out of any act or omission taken by the Advisor, another sub-adviser or any other third party, in respect of any portion of the Fund’s assets not sub-advised by the Sub-Advisor pursuant to this Agreement. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages. Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b) Indemnification. The Sub-Advisor shall indemnify the Advisor, the Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Sub-Advisor Indemnified Persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor Indemnified Persons may sustain as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

16. Duration and Termination; Assignments.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall begin on the date that the Fund commences investment operations, shall continue in effect with respect to the Fund for a period of two years from such date. Thereafter, the Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund and (ii) the vote of a majority of the Trustees who are not interested persons of any parties to this Agreement, in accordance with the requirements of the 1940 Act, or as otherwise permitted in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. This Agreement may be terminated: (i) by the Advisor at any time without penalty, upon 60 days' written notice to the Sub-Advisor and the Fund; (ii) at any time without payment of any penalty by the Fund, upon the vote of a majority of the Board or a majority of the outstanding voting securities of the Fund, upon 60 days' written notice to the Advisor and the Sub-Advisor; or (iii) by the Sub-Advisor at any time without penalty, upon 120 days’ written notice to the Advisor and the Fund. This Agreement may also be terminated for cause, as agreed upon by Advisor and Sub-Advisor from time to time, by the non-breaching party giving notice to the breaching party as provided in Section 19.

The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act), except by any rule, exemptive order issued by the SEC or no-action guidance by the SEC staff provided or pursuant to the 1940 Act, or in the event the Advisory Agreement between the Advisor and the Fund is assigned or terminates for any other reason. In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 2(e), 2(m), 10 and 15 of this Agreement shall remain in effect, as well as any applicable provision of this Section 16.

17. Amendment. This Agreement may be amended in accordance with the 1940 Act, provided that any amendment, alteration, waiver or modification shall be in writing duly executed by the proper officials of the parties hereto, and no amendment to this Agreement shall be effective until approved by vote of the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

18. Use of Names. During the term of this Agreement: (a) the Adviser shall have permission to use the name of the Sub-Advisor and its affiliates, in a mutually agreed form, in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office a copy of all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way; and (b) the Sub-Advisor shall have permission to use the Fund's and the Advisor’s name in general marketing of the Sub-Advisor’s services and client lists.

19. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered by email or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the address furnished below by each party:

(a)	If to the Advisor:

Bluerock Credit Fund Advisor, LLC

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

Email: jruddy@bluerockre.com; jemala@bluerockre.com

Attention: Jordan Ruddy, President

With cc to: Jason Emala, Chief Legal Officer

(b)	If to the Sub-Advisor:

Silverpeak Credit Partners, LP

40 West 57th Street, 29th Floor

New York, NY 10019

Email: Adam.Hagfors@Silverpeak.com; Garrett.Yuan@Silverpeak.com

Attention: Adam Hagfors, Chief Investment Officer

With cc to: Garrett Yuan, Chief Compliance Officer

20. Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. Entire Agreement and Counterparts. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. However, the parties agree that this Agreement may be modified or supplement upon the execution of a concurrent or subsequent written instrument. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

23. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, the terms “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1933 Act and 1940 Act, as applicable, and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

24. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

[Rest of the Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR

BLUEROCK CREDIT FUND ADVISOR, LLC

By:	/s/ Jordan Ruddy

Name:	Jordan Ruddy
Title:	President

SUB-ADVISOR

SILVERPEAK CREDIT PARTNERS LP

By:	/s/ Adam Hagfors

Name:	Adam Hagfors
Title:	Chief Investment Officer

16